Exhibit 5.1

 December 22, 2004


 Jack Henry & Associates, Inc.
 663 West Highway 60
 Monett, Missouri  65708-0807

 Ladies and Gentlemen:

 I have acted as General Counsel to Jack Henry & Associates, Inc., a Delaware corporation (the "Corporation"), in connection with the filing of a registration statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 117,726 shares of the Corporation's common stock, par value $0.01 per share (the "Common Stock") issuable pursuant to the (i) Stock Option agreement dated February 14, 2003 assumed pursuant to the Assumption of Options between the Corporation and Optinfo, Inc. dated November 23, 2004; and (ii) Stock Option Agreement dated July 1, 2003 assumed pursuant to the Assumption of Options between the Corporation and Optinfo, Inc. dated November 23, 2004 (together, the "Option Agreements"). Such shares of Common Stock issuable pursuant to the Option Agreements are herein referred to as "the Shares."

 In connection therewith, I have examined originals or copies certified or otherwise identified to my satisfaction, of those documents, corporate or other records, certificates and other papers that I deemed necessary to examine for purposes of this opinion. I have also relied, without investigation as the accuracy thereof, on oral and written communications from officers of the Corporation.

 Based upon the foregoing and subject to the qualifications set forth in this letter, I am of the opinion that the Shares have been validly authorized and will be, when issued and delivered pursuant to the Option Agreements, fully paid and non-assessable.

 I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement.

 Very truly yours,

 /s/ Robert T. Schendel, Esq.

 Robert T. Schendel, Esq.